                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12
                              WHITMAN CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

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    (4) Date Filed:

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
                   [LOGO]                                         [LOGO]

               SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS
                                    FOR THE

     Special Meeting of Shareholders                 Special Meeting of Shareholders
                   of                                              of
           WHITMAN CORPORATION             AND             PEPSIAMERICAS, INC.
              to be held on                                   to be held on
            November 30, 2000                               November 30, 2000

    You recently received a joint proxy statement/prospectus dated October 26, 2000 in connection with the solicitation by the board of directors of Whitman Corporation and the board of directors of PepsiAmericas, Inc. of proxies to be used at special meetings of the shareholders of Whitman and PepsiAmericas, respectively. The special meeting of shareholders of Whitman has been called for November 30, 2000 at 9:00 a.m., local time, at the offices of Sidley & Austin, Bank One Plaza, 10 S. Dearborn Street, 55th Floor, Chicago, Illinois 60603. The special meeting of shareholders of PepsiAmericas has been called for November 30, 2000 at 9:00 a.m., local time, in the Neptune and Saturn Rooms of the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota 55402 (located on the 50th Floor of the IDS Center).

    This supplement should be read in conjunction with the joint proxy statement/prospectus. SPECIFICALLY, PLEASE REVIEW THE RISK FACTORS RELATING TO THE MERGER DESCRIBED ON PAGE 36 OF THE JOINT PROXY STATEMENT/PROSPECTUS. Capitalized terms in this supplement shall have the meanings ascribed to them in the joint proxy statement/prospectus. If you need another copy of the joint proxy statement/prospectus, please contact

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                 (800) 223-2064

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK TO BE ISSUED UNDER THE JOINT PROXY STATEMENT/PROSPECTUS, DETERMINED IF THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE, OR DETERMINED IF THIS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This supplement to the joint proxy statement/prospectus is dated November 17, 2000 and is first being mailed to shareholders on or about November 17, 2000.

                              RECENT DEVELOPMENTS

    Following dissemination of the joint proxy statement/prospectus of PepsiAmericas and Whitman dated October 26, 2000, the parties to the litigation described on page 71 of the joint proxy statement/prospectus discussed the possibility of settling the case in exchange for defendants making additional disclosures. As a result of those discussions, the parties have agreed to supplement the joint proxy statement/prospectus by providing you with the following information.

TARGETS USED TO CALCULATE CONTINGENT PAYMENTS UNDER THE CONTINGENT PAYMENT
  ALTERNATIVE

    The basis for the PepsiAmericas adjusted EBITDA targets used to calculate the contingent payments under the contingent payment alternative was derived in the following manner. As shown on page 71 of the joint proxy statement/prospectus, the adjusted EBITDA targets for 2000, 2001 and 2002 are $65.6 million, $76.6 million and $93.3 million, respectively. The 2000 adjusted EBITDA target is identical to PepsiAmericas' 2000 operating plan. The 2001 and 2002 adjusted EBITDA targets build upon the 2000 adjusted EBITDA target, making adjustments based upon what PepsiAmericas' management believed to be reasonable assumptions for volume growth, pricing changes, cost experience and other business and economic factors. The following sets forth the actual and projected revenue, projected revenue growth, adjusted EBITDA and percentage adjusted EBITDA margin for each of the years 2000-2002, and compares each of projected revenue, adjusted EBITDA and percentage adjusted EBITDA margin with 1999 actual results.

                                                                    (DOLLARS IN MILLIONS)
                                                       -----------------------------------------------
                                                       1999 ACTUAL   2000 PLAN   2001 PLAN   2002 PLAN
                                                       -----------   ---------   ---------   ---------
Revenue (excluding contract packaging(1))............     $533.8      $614.4      $655.4      $697.9
Projected Revenue Growth (excluding contract
  packaging).........................................         --        15.1%        6.7%        6.5%
Adjusted EBITDA(2)...................................     $ 50.2      $ 65.6      $ 76.6      $ 93.3
Percentage Adjusted EBITDA Margin....................        9.4%       10.7%       11.7%       13.4%

------------------------

(1) Contract packaging is performed by Pepsi Cola franchises at low margins. The business is considered a method of spreading fixed manufacturing overhead.

(2) Adjusted EBITDA means, with respect to any period, the earnings before interest, taxes, depreciation and amortization of PepsiAmericas for that period, calculated in accordance with past practice of PepsiAmericas and excluding any earnings derived from acquisitions made by PepsiAmericas after the date of the merger agreement, any costs savings or increased costs which result from the merger and any costs or expenses incurred by PepsiAmericas in connection with the merger. The merger agreement provides that there will also be deducted from the calculation of adjusted EBITDA for the applicable period (unless the Affiliated Transaction Committee of Whitman's board of directors determines otherwise) any capital expenditures by PepsiAmericas and any aggregate PepsiCo spend-back amounts, in each case, in excess of certain specified amounts for the period. PepsiCo spend-back amounts are amounts paid by PepsiCo, using their sole discretion as to amount and timing of payments, for the distribution of PepsiCo products.

    Budgeted revenues for 1999 were $539.9 million (excluding contract packaging). Actual revenues for 1999 were $533.8 million (excluding contract packaging), a 1.1% unfavorable variance to budget.

    PepsiAmericas does not as a matter of course make public forecasts or projections as to future revenues or results of operations. The foregoing information was presented to Whitman by PepsiAmericas during the course of negotiations of the proposed merger.

    The foregoing information was not prepared with a view towards public disclosure or compliance with either the published guidelines or regulations of the SEC regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements.

    The foregoing information was not prepared in accordance with generally accepted accounting principles and was not audited or reviewed by independent auditors nor did any independent auditors perform any services with respect thereto.

    The information, while presented with numerical specificity, was based upon numerous estimates and other assumptions which are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, all of which are difficult to quantify and many of which are beyond the control of PepsiAmericas. Accordingly, there can be no assurance that the above projections will be realized, and it is likely that future results will vary from those set forth above, possibly by material amounts. PLEASE REFER TO PAGE 39 OF THE JOINT PROXY STATEMENT/PROSPECTUS FOR FURTHER INFORMATION ON FORWARD-LOOKING STATEMENTS.

    Whether or not holders of PepsiAmericas common stock participating in the contingent payment alternative receive additional shares of Whitman common stock in 2002 and 2003 will depend on PepsiAmericas EBITDA, as adjusted, for each of fiscal years 2001 and 2002 and for the three-year period beginning January 2, 2000. These contingent payments are described in detail on page 88 of the joint proxy statement/prospectus under the heading "The Merger Agreement--Contingent Payments." Assuming that none of the adjustments to EBITDA described under the heading applies, if PepsiAmericas achieves, but does not exceed, projected EBITDA as set forth above, the maximum number of additional shares of Whitman common stock will be paid for 2001 and 2002 performance, respectively. Additional shares of Whitman common stock will be paid with respect to the three-year period beginning January 2, 2000 only if PepsiAmericas' EBITDA, as adjusted, exceeds $235.5 million, which is the sum of PepsiAmericas' projected EBITDA for that three year period. The maximum number of additional shares of Whitman common stock for the period will only be paid if EBITDA, as adjusted, is at least $247.3 million, which is $11.8 million above PepsiAmericas' projections.

    From time to time both Whitman and PepsiAmericas engage in acquisitions, divestitures, joint ventures and other transactions with bottlers and others. Any of these transactions completed by Whitman or PepsiAmericas in the future could impact, either positively or negatively, the future financial performance of Whitman generally, or PepsiAmericas as a subsidiary of Whitman. Transactions completed by PepsiAmericas before December 31, 2002 could impact, either positively or negatively, PepsiAmericas' EBITDA, as adjusted, for one or more of the applicable measurement periods in a manner that could also impact the number of additional shares of Whitman common stock, if any, issued to holders of PepsiAmericas common stock participating in the contingent payment alternative.

CERTAIN ADDITIONAL INFORMATION REGARDING MR. DIEGO SUAREZ AND V. SUAREZ & CO.

    Mr. Diego Suarez, Jr., one of the members of the PepsiAmericas special committee, has been a director of PepsiAmericas since February 1998. As of November 16, 2000, Mr. Suarez beneficially owned 7,400 shares of PepsiAmericas Class B common stock. Mr. Suarez is also the Chief Executive Officer of V. Suarez & Co., Inc., which beneficially owned 1,000,000 shares of PepsiAmericas Class A common stock and 1,631,685 shares of PepsiAmericas Class B common stock as of November 16, 2000.

Dakota Holdings, LLC, Pohlad Companies, PepsiCo., Inc., and V. Suarez &
Co., Inc. constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act and the regulations thereunder and have filed a joint Schedule 13D disclosing their ownership of PepsiAmericas common stock. Each reporting person disclaims beneficial ownership of PepsiAmericas common stock held by the others.

    Mr. Suarez and V. Suarez & Co., Inc. have announced to PepsiAmericas that they will elect the stock alternative as the consideration for the shares of PepsiAmericas Class A and Class B common stock beneficially owned by Mr. Suarez and by V. Suarez & Co., Inc.

CERTAIN ADDITIONAL INFORMATION REGARDING WHITMAN CLOSING PRICES

    As described in detail in the joint proxy statement/prospectus, the consideration to be paid to PepsiAmericas shareholders in the merger will depend, in part, on the average closing price of Whitman common stock during the 15 consecutive trading days ending on the fifth trading day immediately prior to the earlier of the Whitman special meeting or the PepsiAmericas special meeting. We refer to this average as the Whitman reference price.

    If the merger is completed, each share of PepsiAmericas common stock will be converted, at the election of the PepsiAmericas shareholders, into:

    - $3.80 in cash, subject to increase if the Whitman reference price is greater than $16.0738 per share or decrease if the Whitman reference price is less than $13.1513 per share; or

    - shares of Whitman common stock with a value of $3.80 (based on the Whitman reference price), subject to increase or decrease under the circumstances described above; or

    - shares of Whitman common stock with a value of $2.80 (based on the Whitman reference price), plus the right to receive in the future additional shares of Whitman common stock having an aggregate value of up to $1.50 (based on the Whitman reference price) if PepsiAmericas meets the performance levels for the years 2000 through 2002 described above and in the joint proxy statement/prospectus, in each case subject to increase or decrease under the circumstances described above.

    The closing price of Whitman common stock on November 16, 2000, the last date prior to the date of this supplement was $13.6875. Each of the special meetings has been called for November 30, 2000. Accordingly, as of the close of business on November 16, 2000, 11 of the 15 trading days used to determine the Whitman reference price have passed. The average closing price of Whitman common stock during those 11 trading days was $13.63. If the Whitman reference price remains at that level, the above-referenced adjustments to the merger consideration will not be made. There can be no assurance that the Whitman reference price will not fall below $13.1513 per share or rise above $16.0738 per share, in which case adjustments would be made. Shareholders are reminded that they will be able to learn the final amounts to be paid in the merger by calling, toll free, (800) 223-2064 beginning the first trading day after the determination of the Whitman reference price.

                                   IMPORTANT

    If you have not done so, please complete, sign and date your proxy card and return it promptly.

VOTING YOUR PROXY

    WHITMAN. The board of directors of Whitman has not changed its recommendation that Whitman shareholders vote for the issuance of shares of Whitman common stock as provided by the merger agreement. If you have not returned your proxy, please do so as soon as possible. If you have already submitted a proxy but wish to change your vote, you may revoke your proxy at any time before it is voted by:

    - notifying in writing the Corporate Secretary of Whitman Corporation at 3501 Algonquin Road, Rolling Meadows, Illinois 60008;

    - submitting a subsequently dated proxy; or

    - appearing in person and voting at the special meeting if such shareholder is a holder of record.

    To vote in person at the Whitman special meeting, shareholders must attend the meeting and cast their votes in accordance with the procedures at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

    PEPSIAMERICAS. The board of directors of PepsiAmericas has not changed its recommendation that PepsiAmericas shareholders vote for the adoption of the merger agreement. If you have not returned your proxy, please do so as soon as possible. If you have already submitted a proxy but wish to change your vote, you may revoke your proxy at any time before it is voted by:

    - notifying in writing the Secretary of PepsiAmericas, Inc. at 3800 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402;

    - submitting a subsequently dated proxy; or

    - appearing in person and voting at the special meeting if such shareholder is a holder of record.

    To vote in person at the PepsiAmericas special meeting, shareholders must attend the meeting and cast their votes in accordance with the procedures at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

QUESTIONS

    Whitman and PepsiAmericas have filed a joint proxy statement/prospectus and other documents with the SEC and have mailed the joint proxy statement/prospectus to their respective shareholders. These documents contain important information about Whitman, PepsiAmericas and the merger. We urge you to read the joint proxy statement/prospectus and other documents that have been or will be filed with the SEC. You can obtain the documents free of charge at the SEC's web site, www.sec.gov. In addition, the documents are available free of charge by requesting them from the companies.

    WHITMAN AND PEPSIAMERICAS. If you have any questions or need further assistance in voting, you may call

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                 (800) 223-2064

or contact either company directly.

    WHITMAN. If you are a Whitman shareholder and have any questions or need further assistance in voting, you may contact Whitman at 3501 Algonquin Road, Rolling Meadows, Illinois 60008, attention Charles H. Connolly, telephone
(847) 818-5014.

    PEPSIAMERICAS. If you are a PepsiAmericas shareholder and have any questions or need further assistance in voting, you may contact PepsiAmericas at 3800 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, attention John F. Bierbaum, telephone (612) 661-3830.